SUB-ITEM 77I
Terms of new or amended securities


(1)	Effective September 7, 2016, Legacy
Multi Cap Fund was renamed Adaptive All Cap
Fund.

(2)	   Effective October 21, 2016, Legacy
Large Cap Fund was liquidated and is no longer available for purchase

(3)	On November 28, 2016, 485BPOS,
Accession No. 0001353176-16-000100, an
amendment to the registration statement of American Century Growth Funds, Inc., was filed with the Securities and Exchange
Commission. This amendment registered two new classes, Class R6 of Focused Dynamic
Growth Fund and Class R6 of Adaptive All Cap
Fund, effective December 1, 2016, and
describes the characteristics of the new classes.